EXHIBIT 99.1

[AMERICA WEST HOLDING LETTERHEAD]

Contact:	Jim Sabourin 480/693-5729

FOR IMMEDIATE RELEASE: Wednesday, August 22, 2001

AMERICA WEST NAMES DOUG PARKER CHAIRMAN AND CEO

Franke Announces Retirement After Nine Years as Airline Chief

         PHOENIX — America West Holdings Corporation (NYSE:AWA) today announced the election of W. Douglas Parker as chairman, president and chief executive officer of the company and its principal subsidiary, America West Airlines, Inc.

         “Doug Parker is an outstanding leader with great intellect, energy and determination,” said Richard C. Kraemer, an America West director since 1992 and chairman of the company’s compensation committee. “He has an in-depth knowledge of the industry garnered from more than 16 years in management and executive positions with major airlines. Doug has been successful in every endeavor he has undertaken at America West, including engineering the airline’s dramatic operational turnaround. The board of directors has the utmost confidence in Doug’s ability to lead the company into the future.”

         Parker’s promotion, which is effective September 1, 2001, is the culmination of a succession plan formulated by William A. Franke and the board of directors over the past three years and follows Mr. Franke’s advice to the board that he will retire from the company and the board.

         “I am pleased and honored to succeed Bill Franke as chairman and chief executive officer of America West, and I look forward to the challenges and opportunities that lie ahead,” said Parker. “America West today is an outstanding company with wonderful employees and a will to win. We will continue to build on the successes we have enjoyed under Bill’s leadership.”

more/...

America West Holdings Corporation
Parker Named Chairman and CEO / 2

         “Doug has for more than two years been intimately involved in the key decisions at America West,” said Franke. “His success in leading the turnaround of the airline’s operations is particularly noteworthy. I am convinced he will provide the energy and commitment necessary for the long term success of America West.”

         Parker joined America West in June 1995 as senior vice president and chief financial officer, and in September 1996 his responsibilities were expanded to include the company’s scheduling, planning and revenue management functions. In April 1999, he was promoted to executive vice president, corporate group, adding responsibility for the company’s marketing and sales, corporate and legal affairs, labor relations, information technology and public relations. In May 2000, Parker was elected president with responsibility for all facets of the airline’s operation, and in December 2000 he took the additional title of chief operating officer.

         Parker has been instrumental in recruiting the company’s current management team and was a key architect of America West’s expansion strategy, which resulted in the company’s record profitability between 1995 and 1999. Additionally, he has led America West’s highly successful operational turnaround over the past twelve months.

         Franke was elected chairman of America West’s board of directors in September 1992, when the company was operating in bankruptcy. He was named chief executive officer in December 1993. Leading the company’s restructuring, Franke re-engineered the airline’s system to establish profitability and, with Texas Pacific Group, arranged the $200 million financing that allowed America West to emerge from bankruptcy.

more/...

America West Holdings Corporation
Parker Named Chairman and CEO / 3

         In 1995, Franke began recruiting a new management team, which includes Parker and the officers that will lead the company going forward, and initiated a growth strategy focused on the airline’s Phoenix hub that resulted in: five consecutive years of record profitability; the expansion of the airline’s fleet from 85 to 145 aircraft; the growth of the company’s workforce from 9,000 to 14,000 employees; a significant expansion of Phoenix Sky Harbor International Airport; and the increase in America West’s annual revenues from $1.6 billion in 1995 to more than $2.3 billion in 2000.

         “Under Bill Franke’s leadership, America West emerged to become an established and respected airline with the ability to operate successfully in a very competitive marketplace,” added Kraemer. “America West’s position today as a $2.3 billion company and the nation’s eighth largest airline is a testament to his vision, drive and business acumen, along with his ability to make tough decisions in the face of adversity.”

         Franke leaves America West to focus on his other business interests. He will announce in due course his business plans. Franke currently owns a financial services company with manufacturing and real estate holdings, and he is a managing partner of a private equity fund that owns companies throughout Latin America. Franke is also a director of Phelps Dodge Corp. and ON Semiconductor, Inc.

         America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines is the nation’s eighth largest carrier serving 92 destinations with more than 900 daily departures in the U.S., Canada and Mexico. The Leisure Company, also a wholly owned subsidiary, is one of the nation’s largest tour packagers.

         This press release, as well as releases issued in the past year by America West Holdings and its affiliates, can be accessed on the America West Internet site at www.americawest.com.

-AWA-

4